4:

Exhibit 10.5

TAYCO DEVELOPMENTS, INC.

EXTRACT OF MINUTES OF BOARD MEETING

held August 23, 2002

WHEREAS, in order to foster product development, innovation and creativity among its employees, the Company has traditionally paid and continues to pay royalties to all employees who develop and assign to the Company patents and patentable inventions which result in income to the Company; and

WHEREAS, since 1996, such royalties have routinely been paid as lump sum payments to such employees; and

WHEREAS, Douglas P. Taylor, Chief Executive Officer and Director of the Company, has for years received royalty payments pursuant to resolutions of the Board of Directors, which arrangements were reaffirmed at meetings of the Board on August 22, 1996 and December 1, 1998; and

WHEREAS, David A. Lee, Vice President and Director of the Company, entered into a written agreement in 1999 with the Company and Taylor Devices, Inc. with regard to royalties to be received by him for any patents that he develops and assigns to the Company.

Now, upon motion duly made and seconded (Messrs. Taylor and Lee abstaining), it was unanimously APPROVED, RATIFIED AND CONFIRMED that it is in the Company's best interest that:

Until further action by the Board of Directors of the Company, commencing August 25, 2002 and payable monthly, the royalty stipend to Mr. Taylor in connection with all revenue producing patents developed by him which have been assigned to the Company shall be and hereby is increased from $2,500 to $3,000 per month; and

The Patent Agreement between Technical Employees of Taylor Devices, Inc. and Tayco Developments, Inc. dated October 22, 1999 among David A. Lee, Taylor Devices, Inc. and the Company remains in full force and effect, except that the royalty payment to Mr. Lee of $3,000 annually shall be and hereby is increased to $3,600 annually, such sum payable in quarterly installments commencing as of October 1, 2002.